EXHIBIT 10.1

Form of Promissory Note

PROMISSORY NOTE

$500,000.00	Minneapolis, MN July 9, 2019

             FOR VALUE RECEIVED, Vegalab, Inc. ("Borrower") promises to pay to the order of ______________. or its successors and assigns ("Holder") at _________________, or such other address as it may designate from time to time, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the “Loan Amount”), together with interest thereon as set forth herein, on the following terms and conditions:

1.	Interest. Borrower will pay interest on the unpaid principle amount hereof from time to time outstanding at the rate of SIX PERCENT (6%) per annum.

2.	Payment Schedule. Principal and interest on this Note shall be payable in equal monthly installments beginning April 1, 2020 and continuing until November 1, 2020, at which time all outstanding principal and Interest shall be due. Any partial payment of this Note shall be applied first to accrued interest and then to principal.

3.	Prepayment. This Note may be prepaid, in whole or in part, at any time at the Borrower's option.

4.	Warrant Kicker. As additional consideration for the making of this loan Borrower has granted to Holder a Stock Purchase Warrant exercisable at any time on or prior to July 9, 2023, pursuant to which Holder has the right to purchase 3,400,000 shares of the Borrower’s Common Stock (the “Shares”) for $1.00 per share.

5.	Intellectual Property. Any intellectual property in use by the Borrower, in particular the intellectual property owned by the Swiss entity that is under common control with any owner of Borrower, shall be assigned to Borrower.

6.	Controller. Borrower agrees to give financial visibility to Phyllis Okochi, the CFO of Borrower.

7.	UCC Liens. In the event that Borrower fails to secure terminations for any outstanding UCC lien statements that have been filed against Borrower as debtor by August 1, 2019, Borrower agrees to convey $500,000 of inventory to Holder, which Borrower agrees to purchase back from Holder at a 15% premium.

8.	Warranties and Representations. The Borrower hereby warrants, represents and certifies to and for the benefit of Holder as follows:

8.1       Borrower is under no legal disability to execute, deliver and perform the Note;

8.2       the execution, delivery and performance by Borrower of the agreements within this Note will not violate any Jaw, rule, regulation or court order or result in the breach of or constitute a default under any indenture or loan, credit or other agreement or instrument to which Borrower is a party or by which its properties may be bound or affected or result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of its properties or assets contrary to the terms of any such instrument or agreement;

8.3       the Note constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its respective terms (except, as to enforceability, to the extent limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally);

8.4       there is no suit, action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or Guarantor before any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its business, properties, operations, assets or condition (financial or otherwise) or the validity of any of the transactions contemplated by the Note, or the ability of Borrower or Guarantor to perform its or his obligations hereunder or thereunder or as contemplated hereby or thereby;

8.5       Neither Borrower nor Guarantor is in default of a material provision under any material agreement, instrument, decree or order to which it or he is a party or to which its or his property is bound or affected;

8.6       All financial information of the Borrower and the Guarantor provided to the Holder is true, accurate and complete as of the date of such information. There has been no material adverse change in the Borrower’s or Guarantor’s financial condition from the date of such information. All financial statements of the Borrower and the Guarantor fully and fairly present the financial condition of the Borrower or the Guarantor, as the case may be, on the dates thereof and the results of its operations for the periods covered thereby. The Borrower and the Guarantor have filed all required state, federal and local tax returns and have paid, or made arrangements for the payment of, all taxes due and owing,

8.7       Borrower has not entered into any loan agreements, executed any notes, or further encumbered the Collateral, except as disclosed to Holder and outlined on Exhibit A attached hereto.

9.	Covenant. In addition to the covenants and agreements of Borrower set forth and contained herein and the documents related hereto, Borrower hereby covenants and agrees to and with Holder to keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Note.

10.	Default and Remedies.

10.1       As used herein, the term “Event of Default” shall mean and include each or all of the following events:

10.1.1       Borrower shall fail to pay, within ten (10) days after the due date thereof, any amounts required to be paid by Borrower under the Note or any other indebtedness of Borrower to Holder, whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

10.1.2       Borrower or Guarantor shall fail to observe or perform any of the covenants, conditions or agreements to be observed or performed by it or he under the Note or Guaranty or any credit or similar agreement between Borrower and Holder for a period of twenty (20) days after written notice, specifying such default and requesting that it be remedied, given to Borrower by Holder;

10,1.3       Borrower or Guarantor shall file a petition in bankruptcy under any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of his creditors, or shall be unable to pay its debts generally as they become due; or if a petition or answer proposing the adjudication of Borrower or Guarantor as a bankrupt under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof;

10.1.4       final judgment(s) for the payment of money shall be rendered against Borrower or Guarantor and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

10.1.5       Borrower or Guarantor shall be or become insolvent (whether in the equity or bankruptcy sense);

10.1.6       any representation or warranty made by Borrower in the Note or Guarantor in the Guaranty shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of Borrower or Guarantor to Holder shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified;

10.1.7       Guarantor shall die or take any action to revoke or terminate the Guaranty, provided however, the same shall not constitute an Event of Default unless Borrower is unable to provide a substitute guarantor that is reasonably satisfactory to Holder within ninety (90) days following the death of the Guarantor.

10.2       Rights and Remedies. Upon the occurrence of an Event of Default or at any time during its continuance, Holder may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):

10.2.1       Holder may, without notice, declare immediately due and payable all unpaid sums due to it under this Note, and to demand immediate payment of the Note;

10.2.2       Holder shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Note.

11.	Notices. All notices required pursuant to the terms of this Note shall be in writing and either delivered personally or sent by United States mail. If sent by mail, notice shall be deemed given the second day following its posting when deposited in the US mail, properly addressed and postage prepaid.

12.	Security Interest. This Note is secured by all of Borrower’s present and future assets, wherever located, including but not limited to the Borrower’s accounts, chattel paper, inventory, equipment, instruments including promissory notes, investment property, documents, deposit accounts, letter of credits rights, general intangibles, supporting obligations and all proceeds and products of the foregoing (the “Collateral”). Holder’s Security Interest shall be evidenced by a UCC Financing Statement to be filed promptly upon receipt of funds by Borrower, and updated from time to time with the Nevada Secretary of State,

13.	Personal Guarantee. Prompt repayment of this Note according to its terms is personally and unconditionally guaranteed by David Selakovic (“Guarantor”), pursuant to the terms of the attached Amended Personal Guarantee of even date herewith.

14.	Costs of Collection. Borrower agrees to pay all costs of collection of this Note, including, but not limited to, reasonable attorneys' fees and legal expenses.

15.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.	Remedies. The remedies of Holder as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion there for shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

17.	Performance. Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

18.	Waiver. Holder shall not be deemed by any act of omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

19.	Usury. All agreements herein are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If from any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

20.	Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. Executed copies of the signature page(s) of this Note sent by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and Borrower waives any rights it may have to object to such treatment. If delivering an executed counterpart of this Note by facsimile, TIFF or PDF, Borrower shall also deliver a manually executed counterpart of this N ote, but the failure to deliver a manually executed counterpart should not affect the validity, enforceability, and binding effect of this Note. The page(s) of any counterpart of this Note containing Borrower’s signature or the acknowledgement of such party’s signature hereto may be detached therefrom without impairing the effect of the signature or acknowledgement, provided such pages are attached to any other counterpart identical thereto except having additional pages containing the signatures or acknowledgements thereof of other parties.

IN WITNESS WHEREOF, this Note has been executed as of the date set forth above.

Vegalab, Inc. (Borrower)

By:	David Selakovic
Its:	CEO